Exhibit 99.1

Consolidated Financial Statements
Vascular Solutions, Inc.
As of December 31, 2016 and 2015 and for the
Years Ended December 31, 2016, 2015 and 2014

Vascular Solutions, Inc.
Table of Contents
As of December 31, 2016 and 2015 and for the
Years Ended December 31, 2016, 2015 and 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Audit Committee and Board of Directors
Vascular Solutions, Inc.
Minneapolis, MN

We have audited the accompanying consolidated balance sheets of Vascular Solutions, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of earnings, comprehensive earnings, changes in shareholders' equity and cash flows for the years ended December 31, 2016, 2015 and 2014. We also have audited Vascular Solutions, Inc.'s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control ‑ Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) (2013 framework). These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the company's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements include examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vascular Solutions, Inc. as of December 31, 2016 and 2015 and the results of their operations and cash flows for the years ended December 31, 2016, 2015 and 2014, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Vascular Solutions, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control ‑ Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) (2013 framework).

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota
January 27, 2017

Vascular Solutions, Inc.
Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$47,224	$41,491
Accounts receivable, net of reserves of $350 and $360 as of December 31, 2016 and 2015, respectively	24,009	19,121
Inventories	24,638	22,105
Prepaid expenses and other	4,113	4,361
Total current assets	99,984	87,078

Property, plant and equipment, net	43,829	34,508
Goodwill	9,956	10,045
Intangible assets, net	7,301	8,445
Deferred tax assets, net of liabilities	3,256	4,797
Total assets	$164,326	$144,873

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$5,342	$5,830
Accrued compensation	6,840	6,702
Accrued expenses	3,200	4,125
Total current liabilities	15,382	16,657

Long-term deferred tax liabilities	149	72

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value: Authorized shares - 40,000,000 Issued and outstanding shares - 17,568,375 - 2016; 17,386,853 - 2015	176	174
Additional paid-in capital	106,487	102,123
Accumulated other comprehensive loss	(1,556)	(1,186)
Accumulated earnings	43,688	27,033
Total shareholders’ equity	148,795	128,144
Total liabilities and shareholders’ equity	$164,326	$144,873

See accompanying notes.

Vascular Solutions, Inc.
Consolidated Statements of Earnings
(dollars in thousands, except per share amounts)

	Year Ended December 31,
	2016	2015	2014
Net revenue:
Product revenue	$166,037	$146,616	$125,666
License, royalty and collaboration revenue	532	584	433
Total revenue	166,569	147,200	126,099

Product costs and operating expenses:
Cost of goods sold	58,451	48,903	41,699
Collaboration expenses	40	141	165
Research and development	20,410	18,358	13,441
Clinical and regulatory	8,400	6,323	4,979
Sales and marketing	37,642	34,085	29,825
General and administrative	19,113	22,583	12,986
Medical device excise taxes	—	1,593	1,435
Amortization of purchased technology and intangibles	1,615	1,615	1,642
Total product costs and operating expenses	145,671	133,601	106,172

Operating earnings	20,898	13,599	19,927

Other income (expenses)	106	42	(15)

Earnings before income taxes	21,004	13,641	19,912

Income tax expense	(5,535)	(3,177)	(7,178)
Net earnings	$15,469	$10,464	$12,734

Basic net earnings per common share	$0.90	$0.61	$0.75
Diluted net earnings per common share	$0.87	$0.58	$0.72
Shares used in computing basic net earnings per common share	17,252	17,104	16,892
Shares used in computing diluted net earnings per common share	17,811	18,048	17,711

See accompanying notes.

Vascular Solutions, Inc.
Consolidated Statements of Comprehensive Earnings
(in thousands)

	Year Ended December 31,
	2016	2015	2014
Net earnings	$15,469	$10,464	$12,734
Other comprehensive earnings (loss), net of tax of $0: Foreign currency translation adjustments	(370)	(461)	(724)
Comprehensive earnings	$15,099	$10,003	$12,010
See accompanying notes.

Vascular Solutions, Inc.
Consolidated Statements of Changes in Shareholders’ Equity
(dollars in thousands)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Earnings	Total
	Shares	Amount
Balance at December 31, 2013	16,964,953	$170	$92,346	$(1)	$3,835	$96,350
Exercise of stock options	102,000	1	970	—	—	971
Issuance of common stock under the Employee Stock Purchase Plan	103,467	1	1,434	—	—	1,435
Stock based compensation and restricted share grants less forfeitures	165,911	1	3,881	—	—	3,882
Repurchase and cancellation of common stock upon the vesting of restricted shares	(100,565)	(1)	(2,311)	—	—	(2,312)
Repurchase of common stock under stock repurchase agreement	(33,401)	—	(819)	—	—	(819)
Tax benefit from stock-based awards	—	—	1,823	—	—	1,823
Comprehensive earnings:
Net earnings	—	—	—	—	12,734	12,734
Translation adjustment	—	—	—	(724)	—	(724)
Total comprehensive earnings						12,010
Balance at December 31, 2014	17,202,365	$172	$97,324	$(725)	$16,569	$113,340
Exercise of stock options	52,000	1	417	—	—	418
Issuance of common stock under the Employee Stock Purchase Plan	89,170	1	1,647	—	—	1,648
Stock based compensation and restricted share grants less forfeitures	125,302	1	4,125	—	—	4,126
Repurchase and cancellation of common stock upon the vesting of restricted shares	(81,984)	(1)	(2,332)	—	—	(2,333)
Tax benefit from stock-based awards	—	—	942	—	—	942
Comprehensive earnings:
Net earnings	—	—	—	—	10,464	10,464
Translation adjustment	—	—	—	(461)	—	(461)
Total comprehensive earnings						10,003
Balance at December 31, 2015	17,386,853	$174	$102,123	$(1,186)	$27,033	$128,144
Exercise of stock options	130,000	2	1,393	—	—	1,395
Issuance of common stock under the Employee Stock Purchase Plan	76,328	1	1,889	—	—	1,890
Stock based compensation and restricted share grants less forfeitures	102,822	1	4,674	—	—	4,675
Repurchase and cancellation of common stock upon the vesting of restricted shares	(63,429)	(1)	(1,784)	—	—	(1,785)
Repurchase of common stock under stock repurchase agreement	(64,199)	(1)	(1,808)	—	—	(1,809)
Retained earnings adjustment upon the adoption of Accounting Standards Update (ASU) 2016-09	—	—	—	—	1,186	1,186
Comprehensive earnings:
Net earnings	—	—	—	—	15,469	15,469
Translation adjustment	—	—	—	(370)	—	(370)
Total comprehensive earnings						15,099
Balance at December 31, 2016	17,568,375	$176	$106,487	$(1,556)	$43,688	$148,795
See accompanying notes.

Vascular Solutions, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2016	2015	2014
Operating activities
Net earnings	$15,469	$10,464	$12,734
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	5,340	4,381	3,257
Amortization	1,615	1,615	1,642
Stock-based compensation	4,675	4,126	3,882
Deferred taxes, net	2,812	1,051	1,971
Tax benefit from stock-based awards	—	(942)	(1,823)
Loss (gain) on disposal of fixed assets	17	—	(24)
Change in accounts receivable allowance	(10)	60	100
Changes in operating assets and liabilities:
Accounts receivable	(4,891)	(2,092)	(2,741)
Inventories	(2,558)	(6,256)	(1,909)
Prepaid expenses and other	236	1,857	(948)
Accounts payable	(483)	1,063	1,086
Accrued compensation, expenses and other	(778)	2,427	252
Net cash provided by operating activities	21,444	17,754	17,479
Investing activities
Purchase of property and equipment	(14,741)	(10,605)	(5,681)
Purchase of building and land	—	(2,748)	(7,123)
Proceeds from the sale of equipment	29	—	28
Cash paid for licensing rights	(500)	—	—
Net cash used in investing activities	(15,212)	(13,353)	(12,776)
Financing activities
Net proceeds from the exercise of stock options	1,395	418	971
Net proceeds from the sale of common stock, employee stock purchase plan	1,890	1,648	1,435
Tax benefit from stock-based awards	—	942	1,823
Repurchase of common shares	(3,594)	(2,333)	(3,131)
Net cash provided (used in) by financing activities	(309)	675	1,098
Effect of exchange rate changes on cash and cash equivalents	(190)	(46)	(125)
Increase in cash and cash equivalents	5,733	5,030	5,676
Cash and cash equivalents at beginning of year	41,491	36,461	30,785
Cash and cash equivalents at end of year	$47,224	$41,491	$36,461
Supplemental disclosure of cash flow
Cash paid for interest	$—	$—	$3
Cash paid for federal and state income taxes	$2,091	$2,490	$3,769
Noncash financing activity
Retained earnings adjustment upon the adoption of Accounting Standards Update (ASU) 2016-09	$1,186	—	—
See accompanying notes.

1. Description of Business

Vascular Solutions, Inc. (the Company) is a medical device company focused on bringing clinically advanced solutions to interventional cardiologists and interventional radiologists. In order to provide a detailed product-specific revenue analysis, the Company reports net revenue of its top product lines. The top product lines were as follows:

1.	GuideLiner® catheter, used to access discrete regions of the coronary anatomy.

2.	Micro-introducer kits, used to gain percutaneous access to the vasculature to perform minimally invasive procedures.

3.	Vein catheter reprocessing service for the ClosureFAST® radiofrequency vein ablation catheter.

4.	Turnpike® catheter, used to access discrete regions of the coronary and/or peripheral anatomy.

5.	Pronto® extraction catheters, used in treating acute myocardial infarction.

6.	Hemostatic patches, consisting principally of blood clotting products, such as the D-Stat® Dry hemostat, a topical thrombin-based pad with a bandage used to control surface bleeding.

7.	Radial access products, includes products such as the Accumed™ wrist positioning splints and Vasc Band™ inflatable compression bands.

8.	Langston® catheters, used for the measurement of intravascular pressure gradients, primarily to diagnose aortic valve stenosis.
As a vertically-integrated medical device company, the Company generates ideas and creates new minimally invasive devices or services and then delivers these products and services to the physicians through a direct domestic sales force and an international distribution network. The Company was incorporated in the state of Minnesota in December 1996 and began operations in February 1997.
2. Summary of Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements include the accounts of Vascular Solutions, Inc. and its wholly-owned subsidiary Vascular Solutions Zerusa Limited, after elimination of intercompany accounts and transactions.

Segment Reporting

The Company’s chief operating decision maker ("CODM") is its Chief Executive Officer. A business segment is a distinguishable component of an enterprise that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments. The Company’s segments have similar economic characteristics and are similar in the nature of the products sold, type of customers, methods used to distribute the Company’s products and regulatory environment. Management believes that the Company meets the criteria for aggregating its operating segments into a single reporting segment.

The following tables set forth, for the periods indicated, net revenue by product line along with the percentage change from the previous period for each of the Company’s top products by net revenue:

		Year ended December 31,
		2016		2015		2014
		(Dollars in thousands)
Product	Primary Market	Net Revenue	Percent Change	Net Revenue	Percent Change	Net Revenue
GuideLiner catheters	Interventional cardiology	$49,102	8%	$45,409	43%	$31,836
Micro-introducer kits	Interventional radiology	15,174	23%	12,337	18%	10,416
Vein catheter reprocessing	Phlebology	13,651	8%	12,602	23%	10,207
Turnpike catheters	Interventional cardiology	13,259	332%	3,073	100%	—
Pronto extraction catheters	Interventional cardiology	13,130	(12)%	14,970	(17)%	17,998
Hemostatic patches	Interventional cardiology	11,567	(4)%	11,998	(3)%	12,416
Radial access products	Interventional cardiology	8,810	18%	7,436	27%	5,839
Langston catheters	Interventional cardiology	7,523	14%	6,590	8%	6,109
Foreign Currency Translation and Transactions

The functional currency of the Company's foreign operations is the applicable local currency. The functional currency is translated into U.S. dollars for balance sheet accounts using current exchange rates in effect as of the balance sheet date and for revenue and expense accounts using a weighted-average exchange rate during the fiscal year. The translation adjustments are deferred as a component of other comprehensive earnings within the consolidated statements of comprehensive earnings and the consolidated statements of shareholders’ equity. Gains or losses resulting from transactions denominated in foreign currencies are included in other income, net in the consolidated statements of earnings.

The Company sells products to an international distributor in Germany at prices denominated in Euros. As a result, the Company is exposed to foreign exchange movements during the time between the shipment of the product and payment. The Company currently has terms of net 60 days with this distributor under the agreement providing for payment in Euros.

Comprehensive Earnings

The components of comprehensive earnings are net earnings and the effects of foreign currency translation adjustments. The accumulated other comprehensive earnings for the foreign currency translation adjustment at December 31, 2016 and 2015 was ($1,556,000) and ($1,186,000), respectively.

Fair Value of Financial Instruments

The carrying amount for cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximates fair value due to the immediate or short-term maturity of these financial instruments.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of deferred tax assets and liabilities, as well as other amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company classifies all highly liquid investments with initial maturities of three months at the date of purchase or less as cash equivalents. Cash equivalents consist of cash and money market funds and are stated at cost, which approximates market value. The Company deposits its cash in high quality financial institutions. The balances, at times, may exceed federally insured limits.

Credit Risk and Allowance for Doubtful Accounts

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. This allowance is regularly evaluated by the Company for adequacy by taking into consideration factors such as past experience, credit quality of the customer base, age of the receivable balances, both individually and in the aggregate, and current economic conditions that may affect a customer’s ability to pay. Accounts receivable over 60 days past due are considered past due. The Company does not accrue interest on past due accounts receivable. Receivables are written off only after all collection attempts have failed and are based on individual credit evaluation and the specific circumstances of the customer. At December 31, 2016 and December 31, 2015, the allowance for doubtful accounts was $260,000 and $285,000, respectively.

All product returns must be pre-approved and if approved, customers are subject to a 20% restocking charge. The Company analyzes the rate of historical returns when evaluating the adequacy of the allowance for sales returns which is included with the allowance for doubtful accounts on its balance sheet. At December 31, 2016 and December 31, 2015, the sales and return allowance was $90,000 and $75,000, respectively.

Accounts receivable are shown net of the combined total of the allowance for doubtful accounts and allowance for sales returns of $350,000 and $360,000 at December 31, 2016 and December 31, 2015, respectively.

Inventories

Inventories are stated at the lower of cost (weighted average first-in, first-out method) or market. Appropriate consideration is given to deterioration, obsolescence and other factors in evaluating net realizable value. Inventories are comprised of the following at December 31:

	2016	2015
	(Dollars in thousands)
Raw materials	$13,484	$10,760
Work-in-process	2,564	1,789
Finished goods	8,590	9,556
	$24,638	$22,105
Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets as follows:

Manufacturing equipment	1 to 10 years
Office and computer equipment	1 to 5 years
Furniture and fixtures	3 to 8 years
Leasehold improvements	Shorter of useful life or remaining term of the lease
Research and development equipment	2 to 7 years
Building improvements	1 to 30 years
Building	30 years

Impairment of Long-Lived Assets

The Company will record impairment losses on long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. The amount of impairment loss recorded will be measured as the amount by which the carrying value of the assets exceeds the fair value of the assets. To date, the Company has determined that no impairment of long-lived assets exists.

Revenue Recognition

In the United States, the Company sells its products and services directly to hospitals and clinics. Revenue is recognized in accordance with generally accepted accounting principles as outlined in Accounting Standards Codification (“ASC”) 605-10-S99, Revenue Recognition, which requires that four basic criteria be met before revenue can be recognized: (i) persuasive evidence of an arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) product delivery has occurred or services have been rendered. The Company recognizes revenue as products are shipped based on FOB shipping point terms when title passes to customers. The Company negotiates credit terms on a customer-by-customer basis and products are shipped at an agreed-upon price.

In all international markets, the Company sells its products to international distributors which subsequently resell the products to hospitals and clinics. The Company has agreements with each of its distributors that provide that title and risk of loss pass to the distributor upon shipment of the products to the distributor. The Company warrants that its products are free from manufacturing defects at the time of shipment to the distributor. Revenue is recognized upon shipment of products to distributors following the receipt and acceptance of a distributor’s purchase order and is reported on a gross basis. Allowances are provided for estimated returns and costs at the time of shipment. Sales and use taxes are reported on a net basis, excluding them from revenue.

The Company’s revenues from license agreements and research collaborations are recognized when earned (see Note 14). In accordance with ASC 605, for revenues which contain multiple deliverables, the Company separates the deliverables into separate accounting units if they meet the following criteria: (i) the delivered items have a stand-alone value to the customer; (ii) the fair value of any undelivered items can be reliably determined; and (iii) if the arrangement includes a general right of return, delivery of the undelivered items is probable and substantially controlled by the seller. Deliverables that do not meet these criteria are combined with one or more other deliverables into one accounting unit. Revenue from each accounting unit is recognized based on the applicable accounting literature, primarily ASC 605.

The Company currently has a license agreement with King Pharmaceuticals, Inc. (King), now a subsidiary of Pfizer, Inc., under which the Company licensed the exclusive rights of Thrombi-Pad™, Thrombi-Gel® and Thrombi-Paste ™ products to King in exchange for a license fee. The Company amortized the license fees on a straight-line basis over the projected 10 year economic life of the products. The Company determined the economic life of the products under its license agreements by evaluating similar products the Company has launched or other similar products in the medical industry. This agreement was fully amortized during 2016.

Starting in January 2012, the Company began to generate revenue from selling a reprocessing service for ClosureFAST radiofrequency catheters. In accordance with ASC 605-45, the Company recognizes this revenue gross, with the amount paid to the supplier of the reprocessing service reflected as cost of sales.

In addition, the Company has reviewed the provisions of ASC 808, Collaborative Arrangements, and the adoption of this ASC has had no impact on the amounts recorded under these agreements.

Shipping and Handling Costs

In accordance with the ASC 605-45-45, the Company includes shipping and handling revenues in net revenue and shipping and handling costs in cost of goods sold.

Research and Development Costs

All research and development costs are charged to operations as incurred.

Warranty Costs

Certain of the Company’s products are covered by warranties against defects in material and workmanship for periods of up to 24 months. The Company records a liability for warranty claims at the time of sale. The amount of the liability is based on the amount the Company is charged from its original equipment manufacturer to cover the warranty period. The original equipment manufacturers include a one year warranty with each product sold to the Company. The

Company records a liability for the uncovered warranty period offered to a customer, provided the warranty period offered exceeds the initial one year warranty period covered by the original equipment manufacturers. Each of the Company’s manufacturer’s warranties covers the first year of service and as a result the Company’s exposure to uncovered warranty periods was minimal at December 31, 2016.

Warranty provisions and claims for the years ended December 31, 2016, 2015 and 2014, were as follows:

	2016	2015	2014
	(Dollars in thousands)
Beginning balance	$18	$19	$23
Warranty provisions	56	75	63
Warranty claims	(55)	(76)	(67)
	$19	$18	$19

Advertising Costs

The Company follows the policy of charging production costs of advertising to expense as incurred. Advertising expense was $119,000, $129,000 and $127,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

Stock-Based Compensation

The Company has various types of stock-based compensation plans. These plans are administered by the Compensation Committee of the Board of Directors, which selects persons to receive awards and determines the number of shares subject to each award and the terms, conditions, performance measures and other provisions of the award. Refer to Notes 8 and 9 for additional information related to these stock-based compensation plans.

The following amounts have been recognized as stock-based compensation expense in the Consolidated Statements of Operations for the years ended December 31:

	2016	2015	2014
	(in thousands)
Stock-based compensation included in:
Cost of goods sold	$398	$355	$282
Research and development	672	551	493
Clinical and regulatory	419	399	363
Sales and marketing	1,077	830	901
General and administrative	2,109	1,991	1,843
	$4,675	$4,126	$3,882

The Company uses the Black-Scholes option-pricing model to estimate fair value of stock-based awards with the following weighted average assumptions:

	2016	2015	2014
Employee Stock Purchase Plan:
Expected life (years)	2.0	2.0	2.0
Expected volatility	41%	35%	27%
Dividend yield	—%	—%	—%
Risk-free interest rate	0.79%	0.64%	0.44%

Restricted stock awards fair value is calculated as the market price on the date of grant for the years ended December 31, 2016, 2015 and 2014 and the fair value is amortized on a straight-line basis over the requisite service period of four or nine years for employee awards and one year for board of director awards. The weighted average fair value of restricted stock awards granted during 2016, 2015 and 2014 was $26.51, $28.38, and $24.24, respectively.

The Company calculates expected volatility for stock options and awards using historical volatility over a period most closely associated with the expected life of the stock option or award. The Company uses a 10% forfeiture rate for key employees and a 15% forfeiture rate for non-key employees for stock options and awards. The Company calculates expected volatility for employee stock purchase plan shares using historical volatility over a two-year period. A two-year period is used to coincide with the maximum two-year offering period under the employee stock purchase plan. The risk-free rates for the expected terms of the stock options and awards and the employee stock purchase plan is based on the U.S. Treasury yield curve in effect at the time of grant.

Income Taxes

Income taxes are accounted for under the liability method. Deferred income taxes are provided for temporary differences between the financial reporting and the tax bases of assets and liabilities. Deferred tax assets are reduced by a valuation allowance to the extent that realization of the related deferred tax asset is not assured. If the Company determines in the future that it is more likely than not that the Company will realize all or a portion of the deferred tax assets, the Company will adjust the valuation allowance in the period the determination is made (see Note 7).

When tax returns are filed, it is highly likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained.  The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more-likely-than-not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.  Tax positions taken are not offset or aggregated with other positions.  Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority.  The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

The Company has recorded ASC 740, Income Taxes, reserves of $472,000 and $379,000 at December 31, 2016 and 2015. The impact of tax related interest and penalties is recorded as a component of income tax expense. At December 31, 2016, the Company has recorded $-0- for the payment of tax related interest and there were no tax penalties or interest recognized in the consolidated statements of earnings.

Net Earnings Per Common Share

In accordance with ASC 260, Earnings Per Share, basic net earnings per common share is computed by dividing net earnings by the weighted average common shares outstanding during the periods presented. Diluted net earnings per common share is computed by dividing net earnings by the weighted average common and potential dilutive common shares outstanding computed in accordance with the treasury stock method.

The number of shares used in earnings per share computations is as follows for the years ended December 31:

	2016	2015	2014
Weighted average common shares outstanding- basic	17,251,899	17,103,613	16,891,643
Effect of dilutive securities	559,570	944,048	818,919
Weighted average common shares outstanding- diluted	17,811,469	18,047,661	17,710,562

The above table related to the weighted average common shares outstanding basic, excludes unvested restricted stock awards of 225,262, 215,114, and 264,298 for the years ended December 31, 2016, 2015 and 2014, respectively.

The effect of dilutive securities in the above table excludes no options for which the exercise price was higher than the average market price for the years ended December 31, 2016, 2015 and 2014, respectively.

Goodwill and Other Intangible Assets

Goodwill is reviewed for impairment annually on December 31st or more frequently if changes in circumstances or the occurrence of events suggest impairment exists using a two-step process. In step 0, the Company can elect to perform an optional quantitative analysis and based on the results, skip the remaining two steps. Consistent with prior years, in the current year the Company chose to skip step 0 and perform a quantitative analysis in step 1. In step 1, the fair value of each reporting unit is compared to its carrying value, including goodwill. If the fair value exceeds the carrying value, no further work is required and no impairment loss is recognized. If the carrying value exceeds the fair value, the goodwill of the reporting unit is potentially impaired and the Company would then complete step 2 in order to measure the impairment loss. In step 2, the Company would calculate the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets (including unrecognized intangible assets) of the reporting unit from the fair value of the reporting unit. If the implied fair value of goodwill is less than the carrying value of goodwill, the Company would recognize an impairment loss, in the period identified, equal to the difference. The Company has concluded that no impairment of goodwill existed as of December 31, 2016.

Other intangible assets consist of purchased technology, trademark/tradename, developed technology, customer relationships and purchased licenses. The Company reviewed intangible assets for impairment as changes in circumstances or the occurrence of events suggested the remaining value was not recoverable.

Amortization on the intangibles is provided on a straight-line basis over the estimated useful lives of the assets as follows:

Trademark/tradename	10 to 11 years
Purchased and developed technology	9 to 11 years
Customer relationships	9 years
Licenses	5 to 10 years

Leases and Deferred Rent

On March 2, 2015, the Company closed on the purchase of a manufacturing and office building containing approximately 26,000 square feet located adjacent to the Company’s primary manufacturing facility.

On December 1, 2014, the Company closed on the purchase of its primary manufacturing facility containing 79,000 square-feet. This building was leased by the Company prior to the purchase.

On November 30, 2012, the Company closed on the purchase of an office building located next to its primary manufacturing facility. The Company occupies approximately 50,000 square feet of the building and leases the remaining 26,000 square feet of the building to a third-party tenant.

During the years ended December 31, 2016, 2015 and 2014, the Company leased additional warehouse and manufacturing space. Leases are accounted for under the provisions of ASC 840, Leases, which requires that leases be evaluated and classified as operating or capital leases for financial reporting purposes. For the years ended December 31, 2016, 2015 and 2014, all of the Company’s leases were accounted for as operating leases. For leases that contain rent escalations, the Company records the total rent payable during the lease term on a straight-line basis over the term of the lease and records the difference between the rents paid and the straight-line rent as a deferred rent. For any lease incentives the Company receives for items such as leasehold improvements, the Company records a deferred credit for the amount of the lease incentive and amortizes it over the lease term, which may or may not equal the amortization period of the leasehold improvements in accordance with ASC 840-20.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued ASU 2014-09, “Revenue from Contracts with Customers (ASC 606).” Subsequently in August 2015, the FASB issued ASU 2015-09 to ASC 606, which defers the effective date of ASU 2014-09 for all entities by one year. This updated ASU is effective for public entities for annual reporting periods beginning after December 15, 2017, including interim periods within those reporting periods. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. ASU 2015-14 defers the Company’s effective date until January 2018 which is when the Company will adopt this standard. The standard permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the cumulative catch-up transition method). The standard also requires expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Additionally, qualitative and quantitative disclosures are required about customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. While the Company is still in the process of evaluating the effect of adoption on the consolidated financial statements and is assessing contracts with customers, the Company does not expect a material impact on results of operations, cash flows or financial position. The Company does anticipate it will expand consolidated financial statement disclosures in order to comply with the new standard. The Company has not yet concluded on a transition method upon adoption, but plans to select a transition method by the middle of 2017.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330) Related to Simplifying the Measurement of Inventory, which applies to all inventory except inventory that is measured using last-in, first-out (“LIFO”) or the retail inventory method. Inventory measured using first-in, first-out (“FIFO”) or average cost is covered by the new amendments. Inventory within the scope of the new guidance should be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. The amendments will take effect for public business entities for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The new guidance should be applied prospectively and earlier application is permitted as of the beginning of an interim or annual reporting period. The Company will adopt the new provisions of this accounting standard at the beginning of fiscal year 2017. The Company does not expect adoption will have a material impact on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, which introduces the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous guidance. The guidance will be effective for annual reporting periods beginning after December 15, 2018 and interim periods within those fiscal years, with early adoption permitted. The guidance will be applied on a modified retrospective basis beginning with the earliest period presented. Based on the effective date, this guidance will apply beginning in January 2019 which is when the Company will adopt the standard. While the Company is still in the process of evaluating the effect of adoption on the consolidated financial statements and assessing its leases, the Company expects the adoption will lead to an immaterial increase in the assets and liabilities recorded on the consolidated balance sheet based on the leases in place as of December 31, 2016. As part of the assessment, the Company will need to determine the impact of lease extension provisions provided in two facility leases which will impact the amount of the right of use asset and lease liability recorded under the new standard.

Reclassification

Certain prior period disclosures have been reclassified to conform to current year presentation. These reclassifications are considered immaterial.

3. Teleflex Transaction

On December 1, 2016, Vascular Solutions, Inc. and Teleflex Incorporated (Teleflex) entered into a definitive agreement pursuant to which Teleflex agreed to acquire the Company for a purchase price of $56.00 per share in cash. The transaction is expected to close within two days after approval of the transaction by the Company’s shareholders, currently expected to occur at a special shareholders meeting scheduled for February 16, 2017. The transaction has been unanimously approved by the Board of Directors of both companies and is not subject to any financing condition.

The Company will pay Teleflex a termination fee in an amount equal to $35 million if the merger agreement is terminated in the following circumstances:

•	if the merger agreement is terminated by the Company in order to enter into a definitive agreement with respect to a superior proposal;

•	if the merger agreement is terminated by Teleflex because:

◦	the Company’s board or any committee thereof has changed its recommendation in favor of approval of the merger agreement and the merger to our shareholders;

◦	the Company has entered into any letter of intent or other document or agreement with respect to a competing proposal;

◦
the Company has failed to publicly recommend against a tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a competing proposal within ten business days after the commencement of such tender offer or exchange offer; or

◦
the Company’s board has failed to publicly reaffirm its recommendation in favor of approval of the merger agreement and the merger to the Company’s shareholders within ten business days after a competing proposal has been publicly announced; or

•
if the merger agreement is terminated and (1) a competing proposal has been publicly disclosed or any person has publicly announced an intention (whether or not conditional) to make a competing proposal, or a competing proposal has otherwise become publicly known, and in each case such competing proposal has not been irrevocably withdrawn prior to the date of termination; (2) within twelve months after the date of termination, a competing proposal is consummated or the Company enters into a definitive agreement for a competing proposal; and (3) the termination is because:

◦	the merger has not occurred on or before May 30, 2017;

◦	the requisite vote of the Company’s shareholders is not obtained at the special meeting; or

◦
the Company has breached or failed to perform any representation, warranty, covenant or agreement set forth in the merger agreement such that the closing conditions would not be satisfied, and such breach or failure cannot be cured or, if capable of being cured and the Company is continuing to use commercially reasonable efforts to cure, has not been cured by the earlier of May 30, 2017 or 30 days after written notice thereof has been given by Teleflex to the Company.

The transaction is subject to the approval of the Company shareholders and the satisfaction of customary closing conditions, including applicable regulatory approvals. All fees related to the transaction incurred through December 31, 2016 have been expensed as incurred.

4. Goodwill and Other Intangible Assets

The Company acquired trademark/tradename, developed technology and customer relationships most recently from the following companies:

•	Accumed Systems, Inc. (Accumed) in June 2012,

•	St. Jude Medical in August 2012, and

•	Shepherd Scientific, Inc. (Shepherd Scientific) in December 2012

The Company is amortizing these intangibles over their useful lives of 9 to 11 years. The goodwill acquired in the same transactions will not be amortized. In January 2012, the Company acquired the rights, patents and intellectual property relating to a two-lumen catheter for distal protection and material extraction used in the Company’s Pronto catheters. In September 2013, the Company entered into a services agreement with Northeast Scientific, Inc. to obtain FDA approval for reprocessing another medical device (see Note 15). In June 2016, the Company entered into a services agreement with Northeast Scientific, Inc. to obtain FDA approval for reprocessing an additional medical device (see Note 15). Amortization expense was $1,615,000, $1,615,000 and $1,642,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

Balances of acquired intangible assets as of December 31, 2016 were as follows:

	Gross Carrying Amount	Accumulated Amortization	Net
	(Dollars in thousands)
Amortizing intangibles:
Purchased and developed technology	$8,140	$4,809	$3,331
Purchased licenses	5,550	2,525	3,025
Trademark / tradename	2,210	1,140	1,070
Customer relationships	640	347	293
Foreign currency translation adjustments	(419)	(1)	(418)
	$16,121	$8,820	$7,301

Balances of acquired intangible assets as of December 31, 2015 were as follows:

	Gross Carrying Amount	Accumulated Amortization	Net
	(Dollars in thousands)
Amortizing intangibles:
Purchased and developed technology	$8,140	$3,996	$4,144
Purchased licenses	5,050	2,020	3,030
Trademark / tradename	2,210	960	1,250
Customer relationships	640	276	364
Foreign currency translation adjustments	(352)	(9)	(343)
	$15,688	$7,243	$8,445

Based on the intangibles assets as of December 31, 2016, future amortization expense will be as follows:

(Dollars in thousands)
2017	$1,514
2018	1,654
2019	1,542
2020	1,339
2021	1,018
Thereafter	234
$7,301

The following table provides a summary of additions and disposals of goodwill for each reporting period:

(Dollars in thousands)
Balance at December 31, 2014	$10,259
Foreign currency translation adjustments	(214)
Balance at December 31, 2015	10,045
Foreign currency translation adjustments	(89)
Balance at December 31, 2016	$9,956

5. Property, Plant and Equipment

Property, plant and equipment consist of the following at December 31:

	2016	2015
	(Dollars in thousands)
Plant and equipment:
Manufacturing equipment	$18,777	$16,555
Building improvements	11,036	4,353
Buildings	10,715	10,715
Research and development equipment	6,819	4,532
Office and computer equipment	5,533	4,576
Furniture and fixtures	1,884	1,665
Construction-in-process	1,822	2,051
Leasehold improvements	453	2,585
	57,039	47,032
Less: Accumulated depreciation and amortization	(20,374)	(19,688)
Plant and equipment, net	36,665	27,344
Land	7,164	7,164
Property, plant and equipment, net	$43,829	$34,508

6. Leases

The Company leases one building in Minnesota totaling approximately 32,000 square-feet under an operating lease which remains in effect through October 2020. The Company leased a second building in Minnesota totaling approximately 26,000 square-feet under an operating lease which expired on December 31, 2016 and was not renewed. The Company also leases one building in Ireland, totaling approximately 5,000 square feet, under an operating lease which remains in effect through July 2020. Rent expense related to the operating leases was approximately $502,000, $270,000 and $1,010,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

Future minimum lease commitments under the operating leases as of December 31, 2016 are as follows:

(Dollars in thousands)
2017	$214
2018	218
2019	222
2020	171
$825

7. Income Taxes

At December 31, 2016, the Company had recorded the following components of deferred taxes with a finite life:

	2016	Expiration Date
	(Dollars in thousands)
Federal and Minnesota research and development tax credit carryforwards	$2,099	Beginning in 2017

The Company has recorded an allowance of approximately $1,262,000 relating to those research and development tax credit carryforwards expected to expire prior to utilization.

The Company is subject to income tax in numerous jurisdictions and at various rates and the use of estimates is required in determining the provision for income taxes. For the year ended December 31, 2016, the Company recorded tax expense of $5,535,000 on earnings before tax of $21,004,000 resulting in an effective income tax rate of 26%. For the year ended December 31, 2016, income before taxes relating to U.S. operations was $20,264,000, while income from foreign operations was $740,000. For the year ended December 31, 2015, the Company recorded tax expense of $3,177,000 on earnings before tax of $13,641,000 resulting in an effective income tax rate of 23%. For the year ended December 31, 2015, income before taxes relating to U.S. operations was $13,185,000, while income from foreign operations was $456,000. For the year ended December 31, 2014, the Company recorded tax expense of $7,178,000 on earnings before tax of $19,912,000 resulting in an effective income tax rate of 36%. For the year ended December 31, 2014, income before taxes relating to U.S. operations was $19,488,000, while income from foreign operations was $424,000.

The realized effective income tax rate of 26% for the year ended December 31, 2016 is lower than the Company’s base effective income tax rate of 33.5% due primarily to the adoption of ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting in the first quarter of 2016. Upon adoption, the Company was required to recognize all excess tax benefits in the statement of earnings. The Company recognized excess tax benefits of $1,694,000 for the year ended December 31, 2016. In addition per ASU 2016-09 as of the annual period of adoption, the Company was required to recognize previously unrecognized excess tax benefits on a modified retrospective basis and record a deferred tax asset for the balance with an offsetting adjustment to retained earnings. The Company recognized additional deferred tax assets and adjusted retained earnings in the amount of $1,186,000 as of January 1, 2016.

The Company is subject to income tax examinations in the U.S. Federal jurisdiction, as well as in the Republic of Ireland and various state jurisdictions. U.S. Federal and state tax years that remain open to examination at December 31, 2016 are 2013 through 2016.

A reconciliation of the beginning and ending amount of unrecognized tax benefit is as follows:

(Dollars in thousands)
Balance at December 31, 2014	$1,262
Increases as a result of tax positions taken during a prior period	—
Increases as a result of tax positions taken during the current period	277
Reductions as a result of lapse of the applicable statute of limitations	(17)
Reductions as a result of completing federal and state tax examinations	(959)
Decreases as a result of state credits expected to expire unutilized	(184)
Balance at December 31, 2015	$379
Increases as a result of tax positions taken during a prior period	—
Increases as a result of tax positions taken during the current period	93
Reductions as a result of lapse of the applicable statute of limitations	—
Decreases as a result of state credits expected to expire unutilized	—
Balance at December 31, 2016	$472

A significant portion of the total of $472,000 relates to unrecognized tax benefits related to research and development credit carryforwards. Therefore, $84,000 has been reflected as a reduction of the related research and development credit carryforward deferred tax asset.

The components of the Company’s deferred tax assets and liabilities as of December 31, 2016 and 2015 are as follows:

	2016	2015
	(Dollars in thousands)
Deferred tax assets:
Stock-based compensation	$2,353	$2,454
Research and development (R&D) credit carryforwards	2,099	1,750
Accrued compensation	1,447	1,554
Federal and state AMT credits	992	991
Depreciation and amortization	892	759
Net operating loss carryforwards	501	512
Inventory reserve	240	267
Deferred revenue	—	75
Foreign operations net operating loss carryforwards and timing differences	—	46
Other	152	169
Gross deferred tax assets	8,676	8,577
Deferred tax liability relating to depreciation and amortization	(3,865)	(2,340)
Net deferred taxes assets before reserve for uncertain tax positions	4,811	6,237
and valuation allowances
Reserve for uncertain tax positions	(84)	(72)
Less valuation allowances	(1,620)	(1,440)
Net deferred tax assets	$3,107	$4,725

	2016	2015
	(Dollars in thousands)
Deferred taxes recorded on the balance sheet:
Deferred tax assets - U.S.	$3,256	$4,797
Deferred tax liabilities - Foreign	149	72
Net deferred tax assets	$3,107	$4,725

The Company regularly assesses the likelihood that the deferred tax assets will be recovered from future taxable earnings. At December 31, 2016 and 2015, the valuation allowance was $1,620,000 and $1,440,000, respectively. The increase in the valuation allowance was $180,000, $267,000, and $1,029,000 for the years ended December 31, 2016, 2015 and 2014, respectively. For the year ended December 31, 2014, based upon the Company’s assessment of all available evidence, including estimates of future profitability, the Company’s overall prospects of future business and the apportionment of the Company’s income to the State of Minnesota based on current apportionment methods, the Company determined that it was more likely than not that the Company would not be able to realize all remaining deferred tax assets relating to the Minnesota research and development credits and the Minnesota net operating loss carryforwards prior to their expirations. As a result, the Company recorded additional income tax expense of $867,000 during the third quarter ended September 30, 2014 as a discrete adjustment to the valuation allowance for its deferred tax assets. The Company continues to assess the potential realization of deferred tax assets on a quarterly basis. If the Company’s actual results and updated projections vary significantly from the projections used as a basis for this determination, the Company may need to increase or decrease the valuation allowance against the gross deferred tax assets. The Company does not anticipate the total unrecognized tax benefits will change significantly prior to December 31, 2017. The Company will adjust earnings for the deferred tax in the period in which the determination is made.

For the years ended December 31, 2016, 2015 and 2014, the Company recorded stock option and employee stock purchase plan tax benefits against “additional paid-in capital” and reduced taxes payable by a corresponding amount of $-0-, $942,000 and $1,823,000, respectively.

Reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	2016	2015	2014
	(Dollars in thousands)
U.S. tax at federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	1.9	2.1	2.8
Permanent differences	—	—	(1.3)
Change in valuation reserve	0.8	1.9	4.0
R&D credits generated	(5.0)	(7.2)	(2.4)
Reserve for uncertain tax positions	0.3	0.5	(1.8)
Foreign operations tax rate difference	(1.3)	(0.9)	(0.8)
Release of R&D credit reserves following federal examinations	—	(7.0)	—
Marginal rate versus effective rate differential	(0.5)	(0.7)	—
ASU 2016-09 adoption	(8.1)	—	—
Disallowed acquisition related expenses	1.6	—	—
Other adjustments	1.7	(0.4)	0.5
Effective income tax rate	26.4%	23.3%	36.0%

	2016	2015	2014
	(Dollars in thousands)
Current taxes	22.1%	19.3%	29.6%
Deferred taxes	7.7	7.7	9.9
Benefit from foreign operation tax rates	(1.3)	(0.9)	(0.8)
Benefit from domestic manufacturers deduction	(2.1)	(2.8)	(2.7)
Effective income tax rate	26.4%	23.3%	36.0%

8. Stock Options and Restricted Shares

Stock Option and Stock Award Plan

The Company has a stock option and stock award plan (the Stock Option Plan) that provides for the granting of stock options, restricted shares and stock appreciation rights to employees, directors, and consultants. Incentive stock options may be granted only to employees of the Company. Options that do not qualify as incentive stock options and awards of restricted shares may be granted to both employees and to non-employee directors and consultants. As of December 31, 2016, the Company had reserved 5,500,000 shares of common stock under the Stock Option Plan. Under the Stock Option Plan, stock options must be granted at an exercise price not less than the fair market value of the Company’s common stock on the grant date. Vesting requirements of all awards under this plan are time based and vary by individual grant. The options expire on the date determined by the Board of Directors, but may not extend more than 10 years from the grant date. The incentive stock options generally become exercisable over a four-year period and the nonqualified stock options generally become exercisable over a one-year period. Vested and unexercised options are canceled three-months after termination, and unvested awards are canceled on the date of termination of employment and become available under the Stock Option Plan for future grants.

Prior to 2013, the Company granted annual stock options to its directors under the Stock Option Plan. The ten-year options issued to the Company’s directors vested over a one-year period based on the continuation of service as a director of the Company. The Company used a 0% forfeiture rate for all director options granted.

In January 2012, the Company granted stock options to the chief executive officer under the Stock Option Plan. The ten-year options issued to the Company’s chief executive officer vest over five successive one-year periods based on the continuation of service with the Company and contain a $1 per share escalation in the exercise price each year. The Company used a 0% forfeiture rate for this option grant.

Option activity is summarized as follows:

	Shares Available for Grant (less restricted shares issued)	Plan Options Outstanding	Exercise Price	Weighted Average Exercise Price	Aggregate Intrinsic Value
Balance at December 31, 2013	2,428,000	788,000	$ 6.36 - $15.03	$11.52
Shares reserved	—	—	—	—
Granted	—	—	—	—
Exercised	—	(102,000)	6.74 - 10.89	9.52
Forfeited	—	—	—	—
Expired	4,000	(4,000)	6.74 - 10.10	8.61
Balance at December 31, 2014	2,432,000	682,000	$ 6.36 - $15.03	$11.84
Shares reserved	—	—	—	—
Granted	—	—	—	—
Exercised	—	(52,000)	6.36 - 9.88	8.04
Forfeited	—	—	—	—
Expired	7,000	(7,000)	8.90 - 10.28	9.45
Balance at December 31, 2015	2,439,000	623,000	$ 6.36 - $15.03	$12.18
Shares reserved	—	—	—	—
Granted	—	—	—	—
Exercised	—	(130,000)	7.88 - 11.72	10.73
Forfeited	—	—	—	—
Expired	—	—	—	—
Balance at December 31, 2016	2,439,000	493,000	$ 6.36 - $15.03	$12.57	$21,439,000
Exercisable at December 31, 2016		403,000		$12.02	$17,743,000

The shares available for grant number disclosed in the table above includes 1,802,000 common shares that have been issued in the form of restricted shares. The restricted shares issued reduce the number of common shares available for the grant of future stock awards, which is limited to 637,000 common shares.

The weighted average remaining contractual term of options exercisable at December 31, 2016, was 4.6 years. The total intrinsic value of options exercised during fiscal 2016, 2015 and 2014, was $3,692,000, $1,249,000 and $1,595,000, respectively.

The following table summarizes information about stock options outstanding at December 31, 2016:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding as of December 31, 2016	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Exercisable as of December 31, 2016	Weighted Average Exercise Price
$6.36 - $9.58	43,000	1.5	$ 7.28	43,000	$ 7.28
9.59 - 11.63	50,000	4.5	10.82	50,000	10.82
11.64 - 11.72	40,000	4.3	11.72	40,000	11.72
11.73 - 12.03	90,000	5.1	12.03	90,000	12.03
12.04 - 13.03	90,000	5.1	13.03	90,000	13.03
13.04 - 14.03	90,000	5.1	14.03	90,000	14.03
$14.04 - $15.03	90,000	5.1	15.03	—	—
	493,000	4.6	$12.57	403,000	$12.02

As of December 31, 2016, there was $31,000 of total unrecognized compensation costs related to the outstanding stock options, which is expected to be recognized in January 2017.

The holder of a restricted share award is generally entitled at all times on and after the date of issuance of the restricted shares to exercise the rights of a shareholder of the Company, including the right to vote the shares and the right to receive dividends on the shares. These shareholders do not have the ability to sell, transfer or otherwise encumber the restricted share awards until they fully vest. During 2016, 2015 and 2014, the Company granted restricted shares to directors and employees under the Stock Option Plan. The restricted shares granted to employees of the Company vest over a four-year or nine-year period based on the continuation of employment. The restricted shares granted to the Company’s director’s vest over a one-year period based on the continuation of service as a director.

Restricted share activity is summarized as follows:

	Shares Outstanding	Weighted Average Grant Date Fair Value
Balance at December 31, 2013	588,000	$12.52
Granted	175,000	24.24
Vested	(247,000)	11.00
Forfeited	(9,000)	17.23
Balance at December 31, 2014	507,000	17.24
Granted	134,000	28.38
Vested	(216,000)	14.01
Forfeited	(9,000)	23.41
Balance at December 31, 2015	416,000	22.37
Granted	155,000	26.51
Vested	(164,000)	18.41
Forfeited	(52,000)	24.55
Balance at December 31, 2016	355,000	$25.68

As of December 31, 2016, there was $4,075,000 of total unrecognized compensation costs related to the outstanding restricted shares, which is expected to be recognized over a weighted average period of 2.5 years.

The Company estimates the forfeiture rate for restricted stock using 0% for directors, 10% for key employees and 15% for non-key employees.

9. Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan (the Purchase Plan) under which 2,700,000 shares of common stock have been reserved for issuance. Eligible employees may contribute 1% to 10% of their compensation to purchase shares of the Company’s common stock at a discount of 15% of the market value at certain plan-defined dates, up to a maximum of 2,000 shares per purchasing period. The Purchase Plan terminates in April 2020. In fiscal 2016, 2015 and 2014, 76,328 shares, 89,170 shares, and 103,467 shares, respectively, were issued under the Purchase Plan. At December 31, 2016, 696,000 shares were available for issuance under the Purchase Plan.

As of December 31, 2016, there was $661,000 of total unrecognized compensation costs related to the Purchase Plan, which is expected to be recognized over a weighted average period of 0.8 years.

10. Employee Retirement Savings Plan

The Company has an employee 401(k) retirement savings plan (the Plan). The Plan provides eligible employees with an opportunity to make tax-deferred contributions into a long-term investment and savings program. All employees over the age of 21 are eligible to participate in the Plan beginning with the first quarterly open enrollment date following start of employment. The Plan allows eligible employees to contribute up to 50% of their annual compensation, subject to a maximum limit determined by the Internal Revenue Service, with the Company contributing an amount equal to

25% of the first 10% contributed to the Plan. The Company recorded an expense of $546,000, $484,000 and $408,000 for contributions to the Plan for the years ended December 31, 2016, 2015 and 2014, respectively.

11. Concentrations of Credit and Other Risks

In the United States, the Company sells its products directly to hospitals and clinics. In all international markets, the Company sells its products to distributors who, in turn, sell to hospitals and clinics. Loss, termination, or ineffectiveness of distributors to effectively promote the Company’s product could have a material adverse effect on the Company’s financial condition and results of operations.

No customer represented more than 10% of total revenue for any year ended December 31, 2016, 2015 or 2014. No foreign country represents more than 10% of total revenue for any year ended December 31, 2016, 2015 or 2014.

The Company performs credit evaluations of its customers and does not require collateral to extend credit to an account. No customer represented more than 10% of gross accounts receivable at December 31, 2016 or 2015. There have been no material losses on customer receivables.

There is no concentration of long-lived assets in foreign countries.

Sales by geographic location are based on the location of the customer.   Product revenue by geographic destination as a percentage of total product revenues were as follows for the years ended December 31:

	2016	2015	2014
Domestic	80%	79%	82%
Foreign	20%	21%	18%

12. Related Party Activity

During the years ended December 31, 2016, 2015 and 2014, the Company sold $-0-, $311,000, and $311,000, respectively, of product to a company of which a board member of the Company is an officer. As of both December 31, 2016 and 2015, the Company had an accounts receivable balance due of $-0- from this related party. In addition, the Company purchases product from this related party. During the years ended December 31, 2016, 2015 and 2014, the Company purchased $19,000, $21,000 and $18,000, respectively, of product from this related party. As of December 31, 2016 and 2015, the Company had an accounts payable balance due of $-0- and $-0- to this related party, respectively.

13. Dependence on Key Suppliers

King Pharmaceuticals

The Company purchases certain key components from single-source suppliers. Any significant component delay or interruption could require the Company to qualify new sources of supply, if available, and could have a material adverse effect on the Company’s financial condition and results of operations. The Company purchases its requirements for thrombin (a component in the Hemostat products) under a Thrombin-JMI Supply Agreement entered into with King Pharmaceuticals, Inc. (King) on January 9, 2007. King was acquired by Pfizer, Inc. on February 28, 2011. Under the terms of the Thrombin-JMI Supply Agreement, King agrees to manufacture and supply thrombin to the Company on a non-exclusive basis. The Thrombin-JMI Supply Agreement does not contain any minimum purchase requirements. King agrees to supply the Company with such quantity of thrombin as the Company may order at a fixed price throughout the term of the Thrombin-JMI Supply Agreement as adjusted for inflation, variations in potency and other factors. The Thrombin-JMI Supply Agreement has an initial term of 10 years, followed by successive automatic one-year extensions, subject to termination by the parties under certain circumstances, including: (i) termination by King without cause any time after the fifth anniversary of the date of the Thrombin-JMI Supply Agreement upon five years prior written notice to the Company, and (ii) termination by the Company without cause any time after the fifth anniversary of the date of the Thrombin-JMI Supply Agreement upon five years prior written notice to King provided that the Device Supply Agreement, which the Company also entered into with King on January 9, 2007, has expired on its terms or the parties have agreed to terminate it.

14. Commitments and Contingencies

All legal cost related to litigation are charged to operations as incurred, except settlements which are expensed when a claim is probable and estimable.

Boston Scientific Corporation Litigation

On May 16, 2013, the Company filed a patent infringement complaint in the United States District Court for the District of Minnesota against Boston Scientific Corporation (Boston Scientific). The complaint alleged that Boston Scientific infringed three of the Company’s patents concerning rapid exchange guide extension technology by manufacturing and selling its Guidezilla™ guide extension catheter. On July 11, 2013, Boston Scientific filed its answer and counterclaim, alleging the Company’s patents are invalid, that the Guidezilla catheter does not infringe, and that the Company’s manufacture and sale of its GuideLiner catheter violates a U.S. patent owned by Boston Scientific that expired in June 2013. On July 30, 2014, the Company agreed with Boston Scientific to settle the patent lawsuit and counterclaim. As part of the settlement agreement, all litigation relating to guide extension was dismissed and the Company will receive an ongoing royalty from Boston Scientific in exchange for a license of the Company’s patents. The terms of the settlement agreement are confidential.

Governmental Proceedings

On June 28, 2011, the Company received a subpoena from the U.S. Attorney’s Office for the Western District of Texas under the Health Insurance Portability & Accountability Act of 1996 (HIPAA) requesting the production of documents related to Vari-Lase products, and in particular the use of the Vari-Lase Short Kit for the treatment of perforator veins. Subsequently, the Company learned that the U.S. Attorney’s Office also had commenced a criminal investigation of the same matter. The Vari-Lase Short Kit was sold under a 510(k) clearance for the treatment of incompetence and reflux of superficial veins in the lower extremity from 2007 until it was voluntarily withdrawn from the market in July 2014 with total U.S. sales of approximately $534,000 (0.1% of the Company’s total U.S. sales for such period) and has not been the subject of any reported serious adverse clinical event. On August 14, 2012, the United States District Court for the Western District of Texas unsealed a qui tam complaint that had been filed on November 19, 2010 by Desalle Bui, a former sales employee of the Company, which was the basis for the U.S. Attorney’s civil investigation, to which the federal government, after three extensions of time, elected to intervene.  The complaint contained allegations of off-label promotion of Vari-Lase products for the treatment of perforator veins, re-use of single-use Vari-Lase products and kickbacks to physicians, resulting in alleged damages to the government of approximately $20 million.  An amended complaint limited to allegations of off-label promotion of the Vari-Lase Short Kit resulting in an unspecified amount of damages and penalties was filed by the U.S. Attorney’s Office in December 2012. On January 22, 2014, the Company agreed with the U.S. Attorney’s Office to settle the civil lawsuit, and the settlement agreement was executed on July 28, 2014. Under the terms of the settlement agreement, the Company made a payment of $520,000, the Company made no admission of fault or liability, and the U.S. Attorney’s Office dismissed the civil lawsuit with prejudice and released all civil claims brought against the Company in the civil lawsuit. Settlement of the civil lawsuit had no effect upon the criminal investigation.

On November 13, 2014, a criminal indictment was issued in the United States District Court for the Western District of Texas that alleged the Company and our Chief Executive Officer introduced adulterated and misbranded medical devices into interstate commerce and conspired to introduce adulterated and misbranded medical devices into interstate commerce through the alleged off-label promotion of the Vari-Lase Short Kit. On December 2, 2015, a superseding indictment was issued that eliminated the allegations related to introducing adulterated medical devices. A jury trial was conducted during the month of February 2016 in San Antonio, Texas. On February 26, 2016, the jury returned a unanimous verdict of not guilty on all charges. The jury’s verdict is final and not subject to appeal.

From time to time, the Company is involved in additional legal proceedings arising in the normal course of business. As of the date of this report the Company is not a party to any legal proceeding not described in this Note in which an adverse outcome would reasonably be expected to have a material adverse effect on the Company’s results of operations or financial condition.

King Agreements

On January 9, 2007, the Company entered into a License Agreement and a Device Supply Agreement with King (see Note 13). King was acquired by Pfizer, Inc. on February 28, 2011. Under the License Agreement, the Company licensed the exclusive rights to the Company’s products Thrombi-Pad, Thrombi-Gel and Thrombi-Paste to King in

exchange for a one-time license fee. Under the Device Supply Agreement, the Company agreed to manufacture the licensed products for sale to King in exchange for an initial payment. The unamortized license fee was $-0-, $201,000, and $406,000 at December 31, 2016, 2015 and 2014, respectively. The amortization of license fee was $201,000, $205,000, and $204,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

Stock Repurchase Plan

On November 14, 2014, the Company’s Board of Directors approved a Common Stock Repurchase Plan (the “Repurchase Plan”), which provided the option to repurchase shares of the Company’s common stock with a maximum purchase price of $20,000,000 on the open market at market prices through September 30, 2016. During the years ended December 31, 2016, 2015 and 2014, the Company repurchased a total of 64,199 common shares at an average price of $28.18, -0- common shares, and 33,401 common shares at an average price of $24.52 under the Repurchase Plan, respectively.

15. Asset Acquisition

Northeast Scientific

On June 16, 2016, the Company entered into an five-year reprocessing services agreement with Northeast Scientific, Inc. (NES), a FDA-registered reprocessor of medical devices, whereby the Company paid NES a refundable amount of $500,000 for the exclusive right to offer NES’ reprocessing services in the United States for a commercial medical device if FDA approval is not obtained. NES is pursuing FDA approval for its reprocessing services for the device. If FDA approval is obtained prior to June 30, 2017, the Company is required to pay NES a non-refundable amount of $100,000. The agreement has an annual minimum unit termination clause, allowing NES to terminate the agreement if the Company does not meet certain annual minimums following FDA approval.

The Company has accounted for the transaction as a non-business asset acquisition in the second quarter of 2016. In accordance with ASC 805, the purchase price of $500,000 was assigned to an intangible and no goodwill was recognized. The Company has not recorded an accrual for the additional $100,000 as FDA approval has not occurred and is not expected prior to June 30, 2017. The Company will begin amortizing the intangible asset on a per unit basis over the remaining term of the agreement once the Company begins to send units to NES to be reprocessed following FDA approval.

On September 17, 2013, the Company entered into an eight-year reprocessing services agreement with Northeast Scientific, Inc. (NES), a FDA-registered reprocessor of medical devices, whereby the Company paid NES a non-refundable amount of $500,000 for the exclusive right to offer NES’ reprocessing services in the United States for a commercial medical device. NES is pursuing FDA approval for its reprocessing services for the device. If FDA approval is obtained, the Company is required to pay NES a non-refundable amount of $400,000. The agreement has an annual minimum unit termination clause, allowing NES to terminate the agreement if the Company does not meet certain annual minimums following FDA approval.

The Company has accounted for the transaction as a non-business asset acquisition in the third quarter of 2013. In accordance with ASC 805, the purchase price of $900,000 was assigned to an intangible and no goodwill was recognized. The Company recorded a $400,000 accrual in the third quarter of 2013 in addition to the $500,000 payment, and since FDA approval has not occurred, $400,000 remains in accruals at both December 31, 2016 and 2015. The Company will begin amortizing the intangible asset on a per unit basis over the remaining term of the agreement once the Company begins to send units to NES to be reprocessed following FDA approval.

16. Quarterly Financial Data (Unaudited)

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(Dollars in thousands, except per share)
2016:
Net revenues
Product	$44,069	$41,663	$41,063	$39,242
License, royalty & collaboration	162	110	124	136
Total net revenue	44,231	41,773	41,187	39,378
Selected costs and expenses:
Costs of goods sold	15,726	14,856	14,298	13,571
Operating earnings (loss)	7,699	7,236	6,853	(890)
Net earnings (loss)	4,881	5,440	5,403	(255)
Basic net earnings (loss) per share	$0.29	$0.31	$0.31	$(0.01)
Diluted net earnings (loss) per share	$0.26	$0.31	$0.31	$(0.01)

2015:
Net revenues
Product	$37,950	$36,827	$37,398	$34,441
License, royalty & collaboration	135	127	152	170
Total net revenue	38,085	36,954	37,550	34,611
Selected costs and expenses:
Costs of goods sold	12,814	12,133	12,660	11,296
Operating earnings	160	4,368	5,648	3,423
Net earnings	1,557	2,973	3,727	2,207
Basic net earnings per share	$0.09	$0.17	$0.22	$0.13
Diluted net earnings per share	$0.09	$0.16	$0.21	$0.12

17. Subsequent Events

The Company has evaluated subsequent events occurring after the date of the consolidated financial statements for events requiring recording or disclosure in the financial statements.